As filed with the Securities and Exchange Commission on May 6, 1998
                          Registration No. 333-________


                                    FORM S-3

                       SECURITIES AND EXCHANGE COMMISSION

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  IMATRON INC.
                 (Exact name of issuer specified in its charter)

                              New Jersey 94-2880078
          (State of incorporation) (I.R.S. Employer Identification No.)


                           389 Oyster Point Boulevard
                      South San Francisco, California 94080
                                 (650) 583-9964
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)


                                 S. Lewis Meyer
                      President and Chief Executive Officer
                                  Imatron Inc.
                           389 Oyster Point Boulevard
                      South San Francisco, California 94080
                                 (650) 583-9964
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              Roger S. Mertz, Esq.
                                Severson & Werson
                       One Embarcadero Center, 26th Floor
                         San Francisco, California 94111


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ( )

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ( X )

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ( )

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ( )

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ( )

                         CALCULATION OF REGISTRATION FEE
Title of Each Class                 Proposed Maximum    Proposed Maximum
Of Securities To Be  Amount To Be   Offering Price      Aggregate Offering    Amount Of
Registered           Registered     Per Share (1)       Price (1)             Registration Fee

Common Stock         15,037,875     $2.77               $41,654,914           $12,228
                     Shares


(1) Estimated pursuant to Rule 457(c) solely for purposes of determining the registration fee, based on the average of the high and low sales prices on April 30, 1998, as reported on the NASDAQ National Market System.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATE(S), AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MAY 6, 1998

                                   PROSPECTUS

                                15,037,875 Shares

                                  IMATRON INC.

                            Common Stock No Par Value

This Prospectus relates to the sale of up to 15,037,875 shares of Common Stock, no par value, of Imatron Inc. (the "Company") by shareholders of the Company (the "Selling Shareholders"). A total of 36,868 shares are currently issued and outstanding (the "Outstanding Shares"); a total of 4,334,340 shares are issuable upon the exercise of outstanding warrants (the "Warrants") (the "Warrant Shares"); and a total of 10,666,667 shares are issuable upon the exercise of outstanding Common Stock exchange rights (the "Exchange Rights") (the "Exchange Rights Shares"). All of the Outstanding Shares, the Warrants, and the Exchange Rights were previously issued by the Company to the Selling Shareholders in private transactions. The Outstanding Shares, the Warrant Shares, and the Exchange Rights Shares are collectively referred to in this Prospectus as the "Shares." The Selling Shareholders intend to sell the Shares from time to time in open market and/or private sales, or by any other appropriate method.

The Company will receive proceeds upon the exercise of the Warrants by the Selling Shareholders, but will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration (but not the sale) of the Shares.


                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The Date of this Prospectus is May 6, 1998

                                TABLE OF CONTENTS

AVAILABLE INFORMATION.........................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................3

THE COMPANY...................................................................3

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...............................5

RISK FACTORS..................................................................5

USE OF PROCEEDS..............................................................12

OFFERING PRICE...............................................................13

SELLING SHAREHOLDERS.........................................................13

PLAN OF DISTRIBUTION.........................................................15

EXPERTS......................................................................15

LEGAL OPINION................................................................16

                              AVAILABLE INFORMATION

Imatron Inc. ("Imatron" or the "Company") is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements, and other information regarding the Company that has been filed electronically with the Commission. Shares of the Company's Common Stock are traded on the NASDAQ National Market System under the symbol "IMAT." Information concerning the Company may also be obtained by contacting NASDAQ/NMS.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed April 16, 1998 (File No. 0-12405) and all amendments thereto and the description of the Company's Common Stock contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description, are hereby incorporated by reference into this Prospectus. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents, except the Board Compensation Committee Report on Executive Compensation and the Performance Graph included in the Proxy Statement pursuant to Item 402(k) and (l) of Regulation S-K. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Registration Statement filed with the Commission under the Exchange Act with respect to the Common Stock offered by the Prospectus, other than certain exhibits to such documents. Such requests should be directed to the Chief Financial Officer, Imatron Inc., 389 Oyster Point Boulevard, South San Francisco, California, 94080, telephone number
(650) 583-9964.

                                   THE COMPANY

Imatron is a technology-based company principally engaged in the business of designing, manufacturing, and marketing a high performance computed tomography
(CT) scanner that uses a scanning electron beam. CT refers to a diagnostic imaging device in which cross-sectional (tomographic) images of a patient's anatomy are acquired from multiple intensity readings taken as an x-ray source rotates around the patient. ULTRAFAST CT technology is more than 20 times faster than conventional computed tomography, enabling users to perform certain tests involving organs in motion (e.g. the heart) that no other medical imaging equipment is able to perform.

For over a decade, the scanner has been used in large and mid-sized hospitals and free standing imaging clinics. The Company also provides service, parts, and maintenance to hospitals and clinics that operate its scanners. The technological advantage provided by high-speed tomography now provides Imatron the opportunity to develop a new and additional market, by performing simple, low cost, non-invasive screening to detect the earliest signs of heart disease by means of the Coronary Artery Scan ("CAS"). This vast new market involves activity in both diagnostic services and equipment manufacturing.

The Company is also engaged in the related businesses of performing research and development for itself and others in the field of CT devices and of licensing its patents and know-how in the field of imaging sciences.

Imatron was incorporated in New Jersey in February, 1983. Its executive offices are located at 389 Oyster Point Boulevard, South San Francisco, California 94080, and its telephone number is (650) 583-9964.

In 1993, Imatron organized HeartScan Imaging, Inc. as a wholly-owned subsidiary to develop and operate a network of company-owned coronary artery disease risk assessment centers in cooperation and conjunction with the established medical (primarily cardiology) community in specific metropolitan areas. In that same year, HeartScan opened a test facility adjacent to Imatron's headquarters. In July, 1995, it opened its first coronary artery disease risk assessment center in Seattle, Washington. In January, 1996, it opened its second facility in Houston, Texas. It opened similar facilities in Washington, D.C. and Pittsburgh, Pennsylvania, in May, 1996. HeartScan's centers deliver the CAS diagnostic test together with other risk factor tests in a manner consistent with established channels of patient referral, as well as with the new channels of patient referral being created by health care reform and the growth of managed-care systems.

A significant component of HeartScan's approach is to offer the CAS procedure and a full battery of coronary artery disease risk assessment testing to consumers without necessarily requiring a physician's referral, an approach designed to result in more rapid acceptance of the test and a shorter return on the investment cycle. This is achieved by means of two broad and mutually supportive approaches - increasing the number of coronary artery disease risk assessment centers in operation, which in turn, both directly and indirectly, increases the demand for Imatron's C-150/Evolution scanner currently in distribution.

HeartScan Imaging, Inc. was incorporated in Delaware in April, 1993. Its executive offices are currently co-located with those of Imatron Inc. at 389 Oyster Point Boulevard, South San Francisco, California 94080, and its telephone number is (650) 583-9964.

                 DISCOSURE REGARDING FORWARD-LOOKING STATEMENTS

The Prospectus, including all documents incorporated by reference, includes "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this Prospectus reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically an absence of significant revenues, a history of losses, no assurance that technology can be completed or that it will not be delayed, significant competition, the uncertainty of proprietary rights, the uncertainty as to indemnification risks, possible adverse effects of future sales of shares on the market, trading risks of low-priced stocks and those other risks and uncertainties discussed herein, that could cause actual results to differ materially from historical results or those anticipated. In this Prospectus, the words "anticipates," "believes," "expects," "intends," "future and similar expressions identify forward-looking statements. Readers are cautioned to consider the specific risk factors described herein and in "Risk Factors," and not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after the date hereof. All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by this section.

                                  RISK FACTORS

The securities offered hereby are speculative and involve a high degree of risk. Prospective investors may lose all or a part of their investment. Consequently, the following factors, in addition to the other information contained in this Prospectus, should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby:

Short Operating History. Imatron was incorporated in February, 1983 and in April, 1983 became the successor to Imatron Associates, a limited partnership established in February, 1981. Imatron operated as a development-stage company until the fourth quarter of 1984, at which time it recognized its initial sale of an ULTRAFAST CT7 scanner. Imatron incurred losses each quarter from inception through December 31, 1990. Its first recorded profitable year was the year ended December 31, 1991 during which a $4,000,000 payment for the licensing of technology to Siemens Corporation was received. The Company incurred net losses of $2,871,000 and $6,523,000 in the years ended December 31, 1993 and 1992, respectively. In 1994, Imatron, as a stand alone company, incurred its first year of net income from operations amounting to $3,221,000 which was partially offset by $911,000 of net losses by HeartScan. In 1997, 1996, and 1995, the Company incurred net losses of $11,422,000, $13,737,000, and $2,449,000, respectively. The net losses are partially a result of the operating losses incurred by HeartScan which amounted to $8,172,000, $7,845,000, and $2,132,000 in the years ended December 31, 1997, 1996, and 1995, respectively. The net losses incurred by HeartScan reflect non-cash minority interest expense of $1,744,000 and $3,272,000 recorded in both 1997 and 1996, respectively, as a result of the accounting treatment relative to its convertible Series A Preferred Stock having "beneficial conversion features". There is no assurance that Imatron can return to profitable operations in the future.

In the past, Imatron has funded its losses primarily through the sale of securities in three public offerings and a number of private placements, through the exercise of options and warrants, through the 1991 license for medical uses of its electron-beam technology to Siemens Corporation, and through revolving lines of credit. In 1995, the Company raised $9,882,000 (net of offering costs) in two offerings of Common Stock to certain institutional investors. In 1996, the Company received $16,672,000 through the sale of shares of common stock and the exercise of warrants and stock options for shares of common stock. Also in 1996, HeartScan raised $14,798,00 (net of offering costs) for use exclusively to develop its operations. As of December 31, 1997, the Company has a consolidated accumulated deficit of $82,716,000. As of December 31, 1997, HeartScan has a accumulated deficit of $20,044,000.

The Company's liquidity is affected by many factors, some based on the normal ongoing operations of the business and others related to the uncertainties of the industry and global economies. Although the cash requirements will fluctuate based on timing and extent of these factors, management believes that cash, cash equivalents, and short-term investments existing at December 31, 1997 together with the borrowing capability, and the estimated proceeds from ongoing sales of products and services in 1998 will provide the Company and HeartScan with sufficient cash for operating activities and capital requirements through December 31, 1998.

Material Dependence Upon Key Personnel. The Company and HeartScan have been and will continue to be materially dependent upon the technical expertise of its engineering management personnel. The loss of a significant number of such personnel would have a materially adverse effect upon the Company's business and future prospects. The Company does not maintain key-man life insurance.

High Cost of Scanner. The distributor list price of Imatron's ULTRAFAST CT scanner is significantly higher than that of commercially available conventional CT scanners and higher than the price of "top-of-the-line" scanners. Such pricing may limit the market for Imatron's product. Potential customers' budgetary limitations, including those imposed by government regulation, may often compel the purchase of lower cost, conventional CT scanners.

Limited Clinical Demonstration of Certain Advantages of Company's Scanner. The Company's scanners have been used in a clinical environment on humans since April, 1983. Clinical use of the C-100 XL scanner model began in February 1989. The C-150 ULTRAFAST CT scanner was first used in 1992. Fifty-four C-150 scanners are currently installed in a clinical setting. The Company believes that market acceptance of the ULTRAFAST CT scanner continues to depend in substantial part upon the clinical demonstration of certain asserted technological advantages and diagnostic capabilities. There is no assurance that these asserted technological advantages and diagnostic capabilities will result in the development of a significant market for the ULTRAFAST CT that will allow the Company to operate profitably.

Product Liability Risks. As a manufacturer and marketer of medical diagnostic equipment, the Company is subject to potential product liability claims. As a supplier of radiological diagnostic services, HeartScan is also subject to potential liability claims. For example, the exposure of normal human tissue to x-rays, which is inherent in the use of CT scanners for diagnostic imaging, may result in potential injury to patients, thereby subjecting the Company to possible liability claims. The Company presently maintains primary and excess product liability insurance with aggregate limits of $5,000,000 per occurrence. No assurance can be given that the Company's product liability insurance coverage will continue to be available or, if available, that it can be obtained in sufficient amounts or at reasonable cost or that it will prove sufficient to pay any claims that may arise.

Reliance On Patents And Proprietary Technology. Imatron relies heavily on proprietary technology which it attempts to protect through patents and trade secrets.

In February 1981, the Company was granted the exclusive use for five years and non-exclusive use thereafter of certain technology and a patent pending owned by the University of California (UC) under the terms of a license agreement between UC and Emersub, a wholly-owned subsidiary of a former principal shareholder of the Company, and a sublicense agreement between Emersub and Imatron Associates (the predecessor to the Company), respectively. In June 1986, the license and sublicense agreements were amended to extend the Company's exclusive use of the technology through January 2000, the expiration of the patent in exchange for modified minimum annual royalty payments. Under the terms of Emersub's license with UC, Emersub was obligated to make certain additional payments in connection with the license. In October 1990, pursuant to subsequent amendments of the license and sublicense agreements, the Company issued an aggregate of 132,813 shares of Series A Preferred Stock to UC and Emersub in satisfaction of this obligation. The University of California converted their 125,000 Series A Preferred Stock into 625,000 common stock shares in 1993. Emersub converted their 7,813 Series A Preferred Stock into 39,065 common stock shares in September 1995.

Under the continuing sublicense agreement, as amended, the Company is required to pay annual royalties to Emersub equal to 2.125% of net sales of certain of the Company's products. The Company's Chairman of the Board, Dr. Douglas P. Boyd, receives 6% of all of the royalties paid by Emersub to UC. Loss by Imatron of its rights under the patent as a result of termination of its sublicense from Emersub, or the underlying license, could have a material adverse effect upon Imatron's business and future prospects.

Development of portions of the technology covered by the UC patent and sublicensed to Imatron has been funded in substantial part through research financing made available to UC by the National Institutes of Health. As a result of such financing, it is possible that the U. S. Government may assert certain claims in such UC patents, including the right to a royalty-free license for governmental use.

In addition, Imatron holds twenty-eight U.S. Patents of its own (each with a remaining life in excess of 3 years) and has filed three U.S. patent applications covering various integral components of the scanner including, among others, its electron beam assembly and its x-ray detector and has filed applications corresponding to several of these patents and applications in various European Patent Convention countries, Canada and Japan. There can be no assurance that any such applications will result in the issuance of a patent to the Company. Imatron's patents and patent applications have not been tested in litigation and no assurance can be given that patent protection will be upheld or will be as extensive as claimed. Furthermore, no assurance can be given as to the Company's ability to finance litigation against parties which may infringe upon such patents or parties which may claim that the Company's scanner infringes upon their patents. However, the agreement signed by the Company and Siemens Corporation in March 1991 allows Siemens Corporation to enter litigation in favor of Imatron.

On March 31, 1995, the Company and Siemens Corporation ("Siemens") entered into an agreement (the "Memorandum of Understanding") relating in part to certain of the Company's patents. Pursuant to the agreement, the Company transferred to Siemens five patents, two of which cover features of the Company's C-150 scanner, in partial consideration of the cancellation by Siemens of a $4 million term loan to the Company. As part of the agreement Siemens granted to the Company a non-exclusive, irrevocable, perpetual license to the five patents. The license is subject to a royalty of $20,000 for each new C-150 unit produced by the Company beginning with the twenty-first C-150 unit produced in any year.

In September 1995, Siemens asserted a claim against the Company regarding the lapse of certain foreign registrations of one of the patents assigned to Siemens by the Company in connection with the March 31, 1995 agreement between the companies. The technology involved in the patent is not used presently in any of the Company's products. The Company substituted a patent, subject to existing license-back, currently used in its technology for the previously transferred patent. Representatives of Siemens have agreed with the Company to these terms.

In the event some or all of the Company's patent applications are denied and/or some or all of its patents held invalid, the Company would be prevented from precluding its competitors from using the protected technology set forth in such patent applications or patents. Because the Company's products involve confidential proprietary technology and know-how, the Company does not believe such a loss of patent rights would have a material adverse effect upon the Company.

The Company also believes that many of its proprietary technologies are better protected as trade secrets or copyrights than by patents. Moreover, although protection of the Company's existing proprietary technologies is important, other factors such as product development, customer support and marketing ability are equally important to the development of the Company's business.

Limited or Single Sources of Supply. The Company manufactures its scanner at its South San Francisco, California facility. To date, the typical manufacturing cycle has required approximately six months from the authorization of manufacturing to the delivery of a scanner.

Many of the components and sub-assemblies used in the scanner have been developed and designed by Imatron to its custom specifications and are obtainable from limited or single sources of supply. In view of the customized nature of many of these components and sub-assemblies, there may be extended delays between their order and deliver. Delays in such delivery could adversely affect Imatron's present and future production schedules. The Company has made and continues to make inventory investments to acquire long lead time components and sub-assemblies to minimize the impact of such delays. In recent years, the Company has developed alternative sources for many of its scanner subcomponents and continues its programs to qualify vendors for the remaining critical parts.

Also, certain vendors currently require cash-on-delivery or prepayment terms. There can be no assurance that such actions will not adversely affect the Company's production schedule and its ability to deliver products in a timely manner. As a result of certain vendors currently requiring cash-on-delivery or prepayment terms, the Company must maintain higher levels of cash and other sources of credit to fund material purchases than otherwise would be required.

Volatility of Stock Price. The market prices for securities of advanced technology companies have historically been highly volatile, including the market price of shares of the Company's Common Stock. Future announcements by the Company or its competitors, including announcements concerning technological innovations or new commercial products, results of clinical testing, changes in government regulations, regulatory actions, health care reform, proprietary rights, litigation and public concerns as to the safety of the Company's or its collaborators' products, as well as period-to-period variances in financial results could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many advanced technology companies that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

Food And Drug Administration And Other Governmental Regulation. Amendments to the Federal Food, Drug, and Cosmetic Act ("Amendments") enacted in 1976, and regulations issued or authorized thereunder, provide for regulation by the Federal Food and Drug Administration ("FDA") of the marketing, manufacture, labeling, packaging, sale and distribution of "medical devices," including the Company's scanner. Among these regulations are requirements that medical device manufacturers register their manufacturing facilities with the FDA, list devices manufactured by them file various reports and comply with specified Good Manufacturing Practice ("GMP") regulations. The FDA enforces additional regulations regarding the safety of equipment utilizing x-rays, including CT scanners. Various states also impose similar regulations.

The Amendments also impose certain requirements which must be met prior to the initial marketing of medical devices introduced into commerce after May 28, 1976. Other requirements imposed on medical device manufacturers include a pre-market notification process commonly known as the 510(k) application to market a new or modified medical device. Additionally, and specifically if required by the FDA, a pre-market approval ("PMA") may be required. This process is potentially expensive and time consuming and must be completed prior to marketing a new medical device. The Company has received appropriate clearances from the FDA to market both the C-100 and C-150 ULTRAFAST CT scanner. The Company believes that it is presently in substantial compliance with the GMP requirements and other regulatory issues promulgated by the FDA.

The FDA also regulates the safety and efficacy of radiological devices. Although the Company believes it is in compliance with all applicable radiological health regulations promulgated by the FDA, there can be no assurance that the ULTRAFAST CT scanner will continue to comply with all such standards and regulations that may be promulgated. In any event, compliance with all such requirements can be costly and time consuming, with a resultant materially adverse effect upon the development of the Company's business and its future profitability.

FDA clearance to market does not guarantee or imply reimbursement by third-party payers such as Medicare, Medicaid, Blue Cross/Blue Shield or private health insurers. Medicare and Medicaid reimburse for procedures that are generally accepted or that have been proven safe and effective. The Health Care Financing Administration ("HCFA"), which oversees Medicare and Medicaid payment policies, will not authorize payment for procedures which are considered to be experimental. HCFA has determined that diagnostic examinations of the head and other parts of the body performed by CT scanners are covered if the contractor who administers the local Medicare program finds that medical and scientific literature and opinion support the effective use of a scan for the particular condition.

The Federal government and certain states have enacted cost-containment measures such as the establishment of maximum fee standards in an attempt to limit the extent and cost of governmental reimbursement of allowable medical expenses under Medicare, Medicaid and similar governmental programs. A number of states have adopted or are considering the adoption of similar measures. Such limitations have led to a reduction in, and may further limit funds available for, the purchase of diagnostic equipment such as the Company's scanner and in the number of diagnostic imaging procedures performed in hospitals and other medical institutions such as imaging clinics.

Certain states have adopted requirements that hospitals and other health care facilities, such as imaging clinics, obtain a Certificate of Need ("CON") for major capital expenditures, in the absence of which they will be denied reimbursement for services and funding relating to such capital expenditures. A number of states have enacted more stringent CON legislation such as requiring private physicians to obtain a CON for any CT scanner, regardless of cost. There can be no assurance that Imatron's potential customers will be able to secure CONs or will be willing to pursue the application procedure.

The Company's primary customers operate in the healthcare industry. The health care industry is highly regulated. Both existing and future governmental regulations could adversely impact the market for the Company's ULTRAFAST CT scanner and the Company's business. The Company's operations are also subject to regulation by other federal, state and local governmental entities empowered to enforce pertinent statutes and regulations, such as those enforced by the Occupational Safety and Health Agency and the Environmental Protection Agency.

In some cases, state or local regulations may be stricter than regulations imposed by the federal government. The Company was most recently inspected by the State of California Department of Occupational Safety and Health Administration in November, 1993. Minor violations were issued by Cal/OSHA and were immediately corrected by the Company. The subsequent follow up inspection in December, 1993 by the same regulatory body yielded satisfactory results without the issuance of further notice of violation. The Company believes that it is in substantial compliance with California regulations applicable to its business. In November, 1996 and again in January, 1997, the FDA conducted routine inspections of Imatron's manufacturing operations. Both inspections concluded without Notices of Observations. Imatron frequently provides field modifications or updates of components and software to operational sites. Imatron voluntarily advised the FDA during these inspections that certain field corrections were ongoing. The FDA concurred with Imatron's decision to field upgrade certain sites and assigned recall numbers Z-304/307-7 and Z-298/299-7. Imatron is required to notify the FDA periodically of the status of these corrections and again upon completion. Imatron believes that it is in substantial compliance with the regulations promulgated by the FDA.

HeartScan's activities are subject to extensive regulation, generally by state and local government entities. Although HeartScan believes it is in substantial compliance with all applicable radiological health standards and regulations, there can be no assurance that its business will continue to comply with all such standards and regulations that may be promulgated. In any event, compliance with all such requirements can be costly and time consuming, with a resultant materially adverse effect upon the development of HeartScan's business and its future profitability. HeartScan's operations are also subject to regulation by other federal, state and local governmental entities empowered to enforce pertinent statutes and regulations, such as those enforced by the Federal Food and Drug Administration, Occupational Safety and Health Administration and the Environmental Protection Agency. Changes in governmental regulations or new regulations adopted in the future may materially adversely affect Imatron's business. In some cases, state or local regulations may be stricter than regulations imposed by the Federal government.

Competition. In the non-cardiac imaging applications market (composed principally of hospital radiology departments), the Company's principal competition is from current manufacturers of conventional CT scanners, including General Electric Company, Siemens Corporation, Elscint, Picker International, Inc., Philips Medical Systems, Toshiba Medical Corporation and others. Non-invasive diagnostic imaging techniques such as ultrasound, radioisotope imaging, digital subtraction angiography and magnetic resonance imaging are also partially competitive with the Company's scanners, particularly in the cardiac imaging market. Each of the companies named above, as well as ATL, Accuson and ADAC Laboratories, markets equipment using one or more of these techniques. All of these companies have greater financial resources and larger staffs than those of the Company, and their products are, in most cases, substantially less expensive than the ULTRAFAST CT scanner.

The Company believes that to compete successfully against these competitors, it must continue to demonstrate that the ULTRAFAST CT scanner is both an acceptable substitute for conventional CT scanners in scanning areas of the body where motion is not a limitation and a valuable cardiac diagnostic tool capable of producing useful images of the heart. Although the Company believes that the ULTRAFAST CT can produce images of a quality and resolution as good as or superior to images produced by state-of-the-art conventional CT scanners, it lacks certain features that many competing premium scanners offer. These include lack of a high-resolution mode. There is no certainty that potential purchasers of the Company's scanner will accept it without such features.

Also, the Company believes that customers and potential customers expect a continuing development effort to improve the functionality and features of the scanner. The Company continually seeks to develop product enhancements and improve product reliability. Imatron's future success may depend on its ability to complete certain product enhancement and product reliability projects currently in progress, as well as on its continued ability to develop new products or product enhancements in response to new products that may be introduced by other companies. There can be no assurance that Imatron will be able to continue to improve product reliability or introduce new product models or product enhancements as required to remain competitive.

Other factors, in addition to those described above, that a potential purchaser would consider in the decision to replace a conventional CT scanner with an ULTRAFAST CT scanner include purchase price, patient throughput capacity, anticipated operating expenses, estimated useful life and post-sale customer service and support. The Company believes that its scanner and/or the Company is competitive with respect to each of these factors.

Reliance on Distributors. Historically, a substantial portion of the Company's sales of its scanners is done through distributors. There is no assurance that the Company's distributors will actually meet their contractual minimum obligations on a timely basis. Failure by the distributors to meet their obligations could adversely affect the Company's operations and financial position. As of April 1, 1998, the Company assumed direct distribution of its scanners from Siemens Corporation, the Company's principal distributors.

No Dividends on Preferred and Common Stock. The Company has not paid any dividends on its Preferred or Common Stock since inception. Even if its future operations result in revenues and/or profitability, as to which there can be no assurance, there is no present anticipation that dividends will be paid. Rather, the Company expects that any future earnings will be applied toward the further development of the Company's business.

                                 USE OF PROCEEDS

The Company will not receive any part of the proceeds from the sale of the Shares by the Selling Shareholders. As described under "Selling Shareholders", a portion of the Shares will be acquired by the Selling Shareholders upon exercise of the Warrants. Upon the exercise of a Warrant, the Company will receive the applicable exercise price per share from the Selling Shareholder. The Company will use such proceeds to increase working capital.

                                 OFFERING PRICE

This Prospectus may be used from time to time by the Selling Shareholders who offer the Common Stock registered hereby for sale. The offering price of such Common Stock will be determined by the Selling Shareholder and may be based on market price prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The market price of the Company's Common Stock on the date of any proposed sale, as listed on the NASDAQ National Market System, symbol "IMAT", is the most significant but not the only, factor used to determine the offering price of the Shares.

                              SELLING SHAREHOLDERS

The following provides certain information with respect to the Common Stock beneficially owned by the Selling Shareholders who are entitled to use this Prospectus. The information in the table is as of the date of this Prospectus. The Common Stock offered by this Prospectus may be offered from time to time by the Selling Shareholders named below or their nominees:


                                                                         Shares Available for     Percent Owned After
              Name of Selling                     Shares Beneficially      Sale Under this        Completion of the
               Securityholder                          Owned(1)               Prospectus              Offering(3)
               --------------                          --------               ----------              -----------

Banque Privee Edmond de Rothschild, S.A.
Geneva                                                   64,000                  64,000(2)               *

Barnfield Limited                                        96,242                  85,333(2)               *

Xing-Rong Chen                                           25,000                  25,000                  *

Cramer, Rosenthal, McGlynn, Inc.                         32,000                  32,000(2)               *

CRM Madison Partners, L.P.                              128,000                 128,000(2)               *

CRM Partners, L.P.                                      517,333                 517,333(2)               *

CRM Retirement Partners, L.P.                           256,000                 256,000(2)               *

Elliott Associates, L.P.(4)                           1,355,933                 888,533(2)               1.69%

Joseph P. Galichia, M.D.                                266,667                 266,667(2)               *

Global Bermuda Limited Partnership                    1,666,667               1,666,667(2)               2.07%

Grace Brothers, Ltd.                                    600,000                 600,000(2)               *

Charles Higgins, M.D.                                    25,000                  25,000                  *

                                       13

Laffer Associates                                        32,000                  32,000(2)               *

Lagunitas Partners L.P.                                 266,667                 266,667(2)               *

Lakeshore International Ltd.                            346,667                 346,667(2)               *

Merced Partners Limited Partnership
                                                        653,333                 653,333(2)               *

Modern Woodmen of America                               266,667                 266,667(2)               *

Gary Post                                               161,000                  32,000(2)               *

Stephen P. Rader and Anne W. Rader, and
their successors, as trustees of the Rader
Living Trust dated 9/9/94                                48,000                  48,000(2)               *

Ravich Revocable Trust of 1989                          677,957                 666,667(2)               *

Reinfrank Living Trust UA 6/13/95                        48,000                  48,000(2)               *

SC Fundamental Value BVI, Ltd.(5)                     1,013,333               1,013,333(2)               1.27%

SC Fundamental Value Fund, L.P.(5)                    2,320,000               2,320,000(2)               2.85%

Gerhard Sennewald, M.D.                                 100,000                 100,000                  *

Mark S. Siegel                                           11,200                  11,200(2)               *

Sitrick and Company Inc.(6)                             221,208                 221,208                  *

Kathleen Sullivan                                        12,800                  12,800(2)               *

TeraRecon, Inc.                                       4,000,000               4,000,000                  4.82%

Westgate International, L.P.(4)                         894,400                 444,800(2)               *

All Selling Shareholders as a Group                  15,106,074              15,037,875


* Less than 1%

(1) Includes shares owned prior to this offering and the shares which are issuable upon the exercise of the Exchange Rights and the Warrants held by the Selling Shareholders. The number of shares being offered hereby is shown in the "Shares Available for Sale Under this Prospectus" column.

(2) Shares are based on the maximum amount available under the Second Exchange Period Rights as described in Section 5.3 of the Stock Purchase Agreement dated as of June 24, 1996.
(3) Percentages are based upon the assumption that upon the completion of this offering the respective Selling Shareholder has sold the Common Stock listed as "Shares Available for Sale Under this Prospectus" and are computed on the basis of 78,967,091 shares of Common Stock issued and outstanding as of January 31, 1998.
(4) Paul E. Singer, either directly or indirectly, may be deemed to control each of these entities. Elliott Associates, L.P. and Westgate International, L.P. may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(5) Gary Siegler and Peter Collery own controlling interests in both SC Fundamental Value BVI, Ltd. And SC Fundamental Value Fund, L.P. and each individual shares the power to vote and dispose of the Shares owned by such Selling Shareholders.
 (6) Sitrick and Company Inc. has provided public relations consulting services to the Company and HeartScan at varying times during the past two years.

                              PLAN OF DISTRIBUTION

The Selling Shareholders have advised the Company that the Selling Shareholders intend to sell their Shares from time to time in private or public transactions, in transactions involving principals, in transactions involving brokers, or by any other lawful methods. Sales through brokers may be made by any method of trading authorized by the NASDAQ National Market System or any stock exchange on which the Shares of Common Stock may be listed in the future, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. In sales made through underwriters, dealers or brokers, such entities may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom they may act as agents.

The Company will pay all of the expenses incident to the registration of the Shares. The Company will not pay any expenses incident to the offering and sale of the Common Stock to the public, including, but not limited to commissions and discounts of underwriters, dealers or agents.

                                     EXPERTS

The consolidated financial statements and schedule of Imatron Inc. as of December 31, 1997 and for the year then ended have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Imatron Inc. as of December 31, 1996, and for each of the two years in the period ended December 31, 1996, incorporated herein by reference and in the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated herein by reference, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                                  LEGAL OPINION

The legality of the shares of Common Stock offered will be passed upon for the Company by Severson & Werson, A Professional Corporation, One Embarcadero Center, 26th Floor, San Francisco, California 94111.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by Imatron Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to buy to any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               15,037,875 Shares
                                  IMATRON INC.
                              No Par Common Stock

                                   PROSPECTUS

                                   May 6, 1998

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by the Company in connection with the issuance and distribution of the Common Stock being registered.1 All the amounts shown are estimates except for the registration fee.


SEC Registration fee                                             $ 12,228

NASDAQ National Market listing fee                                 17,500

Printing and engraving expenses                                       500

Legal fees and expenses                                             7,500

Accounting fees and expenses2                                       7,500

Total                                                            $ 45,228

ITEM 15.  Indemnification of Directors and Officers.

Article IX of the Bylaws of the Company sets forth the extent to which officers or directors of the Company may be indemnified against any liabilities which may incur. The general effect of such Bylaw provision is that any person made a party to an action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or of another corporation or other enterprise which he served as such at the request of the Company, shall be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding, to the full extent permitted under the laws of the State of New Jersey.

The general effect of the indemnification provisions contained in Section 14A:3-5 of the New Jersey General Corporation Law is as follows: A director or officer who, by reason of such directorship or officership, is involved in any action, suit or preceding (other than an action by or in the right of the Company) may be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director or officer who, by reason of such directorship or officership, is involved in any action or suit by or in the right of the Company may be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he
----------------------
                1  Blue Sky filings.

                2  Including legal expenses associated with Blue Sky filings.

reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that a court of appropriate jurisdiction shall approve such indemnification.

ITEM 16.  Exhibits.

Exhibit No.   Description

3.1 Certificate of Incorporation of the Company, as amended, as of March 31, 1983.3

3.2 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on June 7, 1988.4

3.3 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on June 17, 1988.5

3.4 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on July 26, 1988.6

3.5 Certificate of Correction of Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on February 7, 1989.7

3.6 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on April 29, 1990.8

3.7 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on December 7, 1990.9
-------------------
                3 Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on February 3, 1989 (File No. 33-26833) and incorporated herein by reference.

                4 Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on February 3, 1989 (File No. 33-26833) and incorporated herein by reference.

                5 Filed as an Exhibit to the Company's Form 8 amending the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 filed with the Commission on May 2, 1989 and incorporated herein by reference.

                6 Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on February 3, 1989 (File No. 33-26833) and incorporated herein by reference.

                7 Filed as an Exhibit to the Company's Form 8 amending the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 filed with the Commission on May 2, 1989 and incorporated herein by reference.

                8 Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 and incorporated herein by reference.

3.8 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on July 7, 1997.10

3.9  Bylaws, as amended as of April 30, 1992.11

4.1 Common Stock Purchase Agreement dated June 24, 1996 between the Company, HeartScan Imaging Inc., and investors in the HeartScan Imaging, Inc. Series A Preferred Stock Private Offering.12

4.2 Warrant Purchase Agreement between the Company and TeraRecon Inc. dated October 15, 1997.13

4.3 Common Stock Purchase Warrant which expires October 15, 2001 issued to TeraRecon Inc.13

4.4 Warrant Purchase Agreement between the Company and TeraRecon Inc. dated October 21, 1997. 13

4.5 Common Stock Purchase Warrant which expires October 21, 2001 issued to TeraRecon Inc. 13

4.6 Form of Common Stock Purchase Warrant which expires January 28, 2002 issued to investors in connection with a Private Offering which concluded January 28, 1997. 13

4.7 Warrant Purchase Agreement between the Company and TeraRecon Inc., dated April 24, 1998.

4.8 Common Stock Purchase Warrant which expires April 24, 2002 issued to TeraRecon Inc.

-----------------
                9 Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on May 6, 1991 (File No. 33-40391) and incorporated herein by reference.

               10  Filed  as  an  Exhibit  to  the  Company's   Registration
                   Statement on Form 8-K filed with the Commission on July 17, 1997 and incorporated herein by reference.

               11 Filed as an Exhibit to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Commission on May 5, 1992 (File No. 33-32218) and incorporated herein by reference.

               12 Filed as an Exhibit to the Company's Form 8 amending the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on July 1, 1996 and incorporated herein by reference.

               13 Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission on April 16, 1998 and incorporated herein by reference.

5.1 Opinion of Severson & Werson, A Professional Corporation, as to the legality of securities being registered.

23.1 Consent of KPMG Peat Marwick LLP, independent certified pubic accountants.

23.2 Consent of Ernst & Young LLP, auditors.

23.3 Consent of Counsel included in Exhibit 5.1.

24.1 Power of Attorney (contained in signature pages).

ITEM 17.  Undertakings.

     A. Rule 415 Offering.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i)  to include any Prospectus required by
Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statemen (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price sete forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                            (iii)  to  include  any  material  information  with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, or Form S-8, and the information required or to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

     (4) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     B. Filings Incorporating Subsequent Exchange Act Documents By Reference.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Undertaking In Respect Of Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration

Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on April 30, 1998.

                                IMATRON INC.

                                By: /s/ S. Lewis Meyer
                                    ------------------
                                        S. Lewis Meyer
                                President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas P. Boyd and S. Lewis Meyer, or either of them, his true and lawful attorney-in-fact, each with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their or his substitutes or substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title                                     Date
---------               -----                                     ----

/s/S. LEWIS MEYER       President, Chief Executive Officer        April 30, 1998
---------------------   and Director
S. Lewis Meyer

/s/DOUGLAS P. BOYD      Chairman of the Board                     April 30, 1998
---------------------
Douglas P. Boyd

/s/GARY H. BROOKS       Vice President Finance, Chief Financial   April 30, 1998
---------------------   Officer, and Chief Accounting Officer
Gary H. Brooks

/s/JOHN L. COUCH        Director                                  April 30, 1998
---------------------
John L. Couch

/s/TERRY ROSS           Director                                  April 30, 1998
---------------------
Terry Ross

/s/ALDO TEST            Director                                  April 30, 1998
---------------------
Aldo Test

/s/JOSE FILIPE GUEDES   Director                                  April 30, 1998
---------------------
Jose Filipe Guedes

/s/WILLIAM J. McDANIEL  Director                                  April 30, 1998
---------------------
William J. McDaniel

                                  IMATRON INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

                        14,037,875 Shares of Common Stock


Sequential
Exhibit No. Description                                                Page No.

  4.7       Warrant Purchase Agreement between the Company and
            TeraRecon Inc. dated April 24, 1998                          26

  4.8       Common Stock Purchase Warrant which expires April 24,
            2002 issued to TeraRecon Inc.                                34

  5.1       Opinion of Counsel as to legality of securities being
            registered.                                                  40

 23.1       Consent of KPMG Peat Marwick LLP, independent certified
            public accountants.                                          42

 23.2       Consent of Ernst & Young LLP, auditors.                      43

 23.3       Consent of counsel inlcuded in Exhibit 5.1.

 24.1       Power of Attorney (contained in signature pages)





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